BOOKS•A•MILLION®	News Release
402 Industrial Lane
Birmingham, AL 35211
(205) 942-3737

Contact:	Douglas G. Markham
Chief Financial Officer
(205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER, YEAR-END FINANCIAL RESULTS

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Announces Share Repurchase Program and Declares Quarterly Dividend of $0.09 Per Share

BIRMINGHAM, Ala. (March 26, 2008) -- Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the fourth quarter and fiscal year ended February 2, 2008, which consisted of 13 weeks and 52 weeks, respectively, compared with the prior fourth quarter and fiscal year, which consisted of 14 weeks and 53 weeks, respectively.

Net sales for the 2008 fourth quarter increased 3.0% and comparable store sales decreased 1.6% when compared with net sales and comparable store sales during the 2007 fourth quarter on a 13-week operating basis (which excludes the final week of the 2007 fourth quarter). Net sales during the 2008 fiscal year increased 5.1% to $535.1 million when compared with $509.3 million in net sales during the 2007 fiscal year on a 52-week operating basis (which excludes the final week of the 2007 fiscal year). Comparable store sales for the 2008 fiscal year increased 1.4% when compared with the same 52-week period in the 2007 fiscal year.

Net income for the 2008 fourth quarter was $11.9 million, or $0.76 per diluted share, compared with net income of $13.1 million, or $0.78 per diluted share, on a 13-week operating basis during the 2007 fourth quarter. Net income for the 2008 fiscal year was $16.5 million, or $1.01 per diluted share, compared with net income of $16.8 million, or $1.00 per diluted share, on a 52-week operating basis during the 2007 fiscal year.

Two unrelated events were primarily responsible for increasing total net sales in the 2007 fourth quarter and fiscal year when compared with the 2008 fourth quarter and fiscal year. First, the 2007 fourth quarter and fiscal year each included one more week than the 2008 fourth quarter and fiscal year. This additional week at the end of the 2007 fourth quarter and fiscal year produced an additional $9.0 million in net sales. In addition, during the 2007 fourth quarter and fiscal year, the Company produced one-time additional sales income of $2.2 million, $1.5 million net of taxes, related to the recognition of gift card breakage from prior years.

For the 13-week period ended February 2, 2008, net sales decreased 3.6% to $168.3 million from sales of $174.6 million for the 14-week period ended February 3, 2007. Net income for the 2008 13-week fourth quarter was $11.9 million, or $0.76 per diluted share, compared with net income of $15.1 million, or $0.90 per diluted share, in the 2007 14-week fourth quarter.

For the 52-week fiscal year ended February 2, 2008, net sales increased 2.8% to $535.1 million from sales of $520.4 million in the 53-week fiscal year ended February 3, 2007.  For the 2008 52-week fiscal year, the Company reported net income of $16.5 million, or $1.01 per diluted share, compared with net income of $18.9 million, or $1.12 per diluted share, for the 2007 53-week fiscal year. The Company’s results for the 2007 fiscal year included one more week of sales than the 2008 fiscal year, plus the 2007 fiscal year included an additional $1.5 million in income, net of taxes, related to the recognition of gift card breakage from prior years. Gift card breakage refers to aged gift cards that are not expected to be redeemed and are subsequently recognized in revenue.

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BAMM Reports Fourth Quarter, Year-end Results

March 26, 2008

Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, “Our focus on the fundamentals of our business, including gross margin, inventory management, and discipline in cost control delivered solid earnings in spite of the difficult ecenomic conditions in the fourth quarter.”

The Board of Directors has declared the Company's quarterly cash dividend of $0.09 per common share. The dividend will be paid on April 23, 2008, to shareholders of record at the close of business on April 9, 2008.

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Specifically, the Company has presented certain financial information for the fourth quarter and fiscal year ended February 3, 2007, on a 13-week and 52-week “operating basis,” respectively, the effect of which is to exclude financial results from the final week of each such fiscal period. This information was presented because the fourth quarter and fiscal year ended February 3, 2007, were one week longer than the fourth quarter and fiscal year ended February 2, 2008. In the fifth and sixth paragraphs of this press release, the Company has presented net sales, comparable store sales and net income for the fourth quarter and fiscal year ended February 3, 2007, on a 13-week and 52-week “operating basis,” respectively. Additionally, the line items in the selected unaudited consolidated statements of income below present certain financial measures for the fourth quarter and fiscal year ended February 3, 2007, on both a GAAP basis and a 13-week and 52-week “operating basis,” respectively.

Management uses these non-GAAP financial measures because it believes that they are important to investors in comparing the Company’s financial performance in one fiscal period against a prior fiscal period in circumstances where the fiscal periods are of a different duration. As noted above, the fourth quarter and fiscal year ended February 3, 2007, were one week longer than the fourth quarter and fiscal year ended February 2, 2008.

These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for results determined in accordance with GAAP. Additionally, other companies in the retail industry may not exclude portions of a fiscal period from the financial results for such period, limiting their usefulness as a comparative measure. The following tables reconcile the non-GAAP measures from the fourth quarter and fiscal year ended February 3, 2007, with the comparable financial measure calculated and presented in accordance with GAAP.

The Company also announced today that the Company's Board of Directors has authorized a program to repurchase up to $5 million in shares of its common stock.  This program replaces a previous program to repurchase up to $35 million of its common stock that began in June 2006 pursuant to which the Company repurchased $24.5 million of its common stock.  Stock may be purchased in the open market or through private transactions from time to time through April 30, 2009, dependent upon market conditions.  The plan does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management's discretion.  The Company currently has 15.6 million shares of common stock outstanding.

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BAMM Reports Fourth Quarter, Year-end Results

March 26, 2008

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 208 stores in 20 states and the District of Columbia. The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland, Books-A-Million and Joe Muggs Newsstands. The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM.

BOOKS-A-MILLION, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Quarter Ended February 2, 2008	Quarter Ended February 3, 2007
	GAAP Basis (13 weeks)	GAAP Basis (14 weeks)	Adjustments	Operating Basis (13 weeks)
NET SALES	$168,312	$174,629	$11,152	$163,477
Cost of sales (including warehouse, distribution and store occupancy costs)	113,309	114,517	6,005	108,512

GROSS PROFIT	55,003	60,112	5,147	54,965
Operating, selling and administrative expenses	31,765	32,677	1,893	30,784
Depreciation and amortization	3,613	3,667	-	3,667

OPERATING INCOME	19,625	23,768	3,254	20,514
Interest expense (income), net	606	(124)	-	(124)

INCOME BEFORE INCOME TAXES	19,019	23,892	3,254	20,638
Income tax provision	7,153	8,773	1,205	7,568

NET INCOME	$ 11,866	$ 15,119	$ 2,049	$ 13,070

NET INCOME PER COMMON SHARE:
Basic:
Net income	$ 0.77	$ 0.92	$ 0.13	$ 0.79
Weighted average shares outstanding	15,482	16,371	16,371	16,371

Diluted:
Net income	$ 0.76	$ 0.90	$ 0.13	$ 0.78
Weighted average shares outstanding	15,673	16,708	16,708	16,708

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BAMM Reports Fourth Quarter, Year-end Results

March 26, 2008

BOOKS-A-MILLION, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Year Ended February 2, 2008	Year Ended February 3, 2007
	GAAP Basis (52 weeks)	GAAP Basis (53 weeks)	Adjustments	Operating Basis (52 weeks)
NET SALES	$535,128	$520,416	$11,152	$509,264
Cost of sales (including warehouse, distribution and store occupancy costs)	376,580	363,688	6,005	357,683

GROSS PROFIT	158,548	156,728	5,147	151,581
Operating, selling and administrative expenses	117,139	112,560	1,893	110,668
Depreciation and amortization	13,989	14,069	-	14,069

OPERATING INCOME	27,420	30,099	3,254	26,844
Interest expense (income), net	1,346	105	-	105

INCOME BEFORE INCOME TAXES	26,074	29,994	3,254	26,740
Income tax provision	9,552	11,107	1,205	9,902

NET INCOME	$ 16,522	$ 18,887	$ 2,049	$ 16,838

NET INCOME PER COMMON SHARE:
Basic:
Net income	$ 1.03	$ 1.16	$ 0.13	$ 1.03
Weighted average shares outstanding	16,089	16,353	16,353	16,353

Diluted:
Net income	$ 1.01	$ 1.12	$ 0.12	$ 1.00
Weighted average shares outstanding	16,299	16,804	16,804	16,804

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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